CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

MARINA BIOTECH, INC.

Pursuant to Section 242 of the

Delaware General Corporation Law

The undersigned, a duly authorized officer of Marina Biotech, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify in accordance with the provisions of the DGCL as follows:

1. The name of the Corporation is Marina Biotech, Inc. The Corporation was originally incorporated under the name Nastech Pharmaceutical Company Inc. The original Certificate of Incorporation of the Corporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on September 23, 1983, and the Original Certificate was amended and restated in its entirety by the filing of a Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware on July 20, 2005.

2. This Certificate of Amendment amends the provisions of the Restated Certificate as set forth herein, and was adopted by the Corporation’s Board of Directors in accordance with Section 242 of the DGCL.

3. Article FIRST of the Restated Certificate is hereby deleted and replaced in its entirety to read as follows:

“FIRST: The name of the Corporation is Adhera Therapeutics, Inc.”

4. This Certificate of Amendment shall be effective at 12:01 a.m. EDT on October 9, 2018.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, does hereby execute this Certificate of Amendment as of October 4, 2018.

/s/ Robert C. Moscato, Jr.
Name:	Robert C. Moscato, Jr.
Title:	Chief Executive Officer